Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated December 23, 2005 (except for the 19th and 20th paragraphs of Note 8 as to which the date is November 4, 2006 and the 7th paragraph of Note 12 as to which the date is January 17, 2007) relating to the financial statements and schedule of Salary.com, Inc. as of and for the years ended March 31, 2005 and 2004, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-138646) and related Prospectus and to the references to our Firm under the captions “Experts” and “Selected Financial Data.”

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

February 13, 2007